                                                RULE NO. 424(b)(3)
                                                REGISTRATION NO. 333-37354


PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 1, 2000)

                               24,942,360 Shares

                      [LOGO OF CROWN CASTLE INTERNATIONAL]

                        Crown Castle International Corp.

                                  Common Stock

                                $28.50 per share

                                  -----------

   All of the 24,942,360 shares of our common stock offered hereby are being sold by France Telecom and its affiliates, the selling stockholder named in this prospectus supplement. We will not receive any proceeds from the sale of the shares offered hereby.

   The common stock is quoted on the Nasdaq National Market under the symbol "TWRS." On June 2, 2000, the last reported sales price for our common stock as reported by Nasdaq was $30.75 per share.

                                  -----------

   Investing in our common stock involves certain risks. See "Risk Factors" beginning on page S-5.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                    Per Share      Total
                                                    --------- ---------------
  Public Offering Price                             $  28.50  $710,857,260.00
  Underwriting Discount                             $  .7125  $ 17,771,431.50
  Proceeds to Selling Stockholder (before expenses) $27.7875  $693,085,828.50

   The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about June 8, 2000.

                                  -----------

Salomon Smith Barney                                        Goldman, Sachs & Co.

June 5, 2000

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the applicable document.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                           Prospectus Supplement
About This Prospectus Supplement...........................................  S-1
The Company................................................................  S-2
The Offering...............................................................  S-4
Risk Factors...............................................................  S-5
Use of Proceeds............................................................ S-12
Price Range of Common Stock................................................ S-12
Dividend Policy............................................................ S-13
Selling Stockholder........................................................ S-13
Underwriting............................................................... S-14
Validity of Securities..................................................... S-15
                                Prospectus
About This Prospectus......................................................    1
Where You Can Find More Information........................................    1
Incorporation of Information We File with the SEC..........................    1
Forward-Looking Statements.................................................    2
The Company................................................................    3
Use of Proceeds............................................................    4
Description of Capital Stock...............................................    5
Selling Stockholder........................................................   14
Plan of Distribution.......................................................   15
Validity of Securities.....................................................   16
Experts....................................................................   16

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement contains the terms of this offering. A description of our capital stock is contained in the attached prospectus. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the attached prospectus.

   It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About the Company" in the attached prospectus.

   No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Crown Castle International Corp., the underwriters or any other person. Neither the delivery of this prospectus supplement and the prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Crown Castle International Corp., since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. This prospectus supplement and the prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                  THE COMPANY

   We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast transmission companies. As of April 30, 2000, we owned, leased or managed 10,392 towers and rooftops, including 8,195 sites in the United States and Puerto Rico and 2,197 sites in the United Kingdom. We have entered into agreements, which, when completed, will provide us with over 900 additional towers in the United States in 2000. In addition, we have recently entered into an agreement that will provide us with a tower portfolio of approximately 700 towers in Australia. Our customers currently include many of the world's major wireless communications and broadcast companies, including GTE Wireless, Verizon, BellSouth Mobility, Powertel, Nextel, Sprint PCS, AT&T Wireless, Triton PCS, Tritel Communications, Motorola, Cable & Wireless Optus, One 2 One and the British Broadcasting Corporation.

   Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership and management of existing towers and other wireless and transmission infrastructure and to build and operate new towers and wireless and transmission networks and infrastructure created by:

  . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers and wireless infrastructure created by new entrants into the wireless communications industry;

  .  the privatization of state-run broadcast transmission networks; and

  . the introduction of new wireless technologies such as broadband data, or "3G", technology.

   Our main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating analog and digital broadcast transmission networks and wireless networks. We also provide related services to our customers, including network design, radio frequency engineering, site acquisition, site development and construction, antenna installation and network management and maintenance. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for tower acquisitions, management and construction along with wireless and transmission network management.

   Our primary business in the United States is the leasing of antenna space to wireless carriers. We believe that by owning and managing large tower clusters we are able to offer customers the ability to fulfill rapidly and efficiently their network expansion plans across particular markets or regions. Our acquisition strategy has been focused on adding tower clusters to our tower portfolio. As of April 30, 2000, we had tower clusters in 34 of the 50 largest U.S. metropolitan areas, and 68 of the 100 largest U.S. metropolitan areas.

   Our primary business in the United Kingdom, which is conducted through Crown Castle UK Holdings Limited ("CCUK"), is the operation of television and radio broadcast transmission networks. Following the 1997 acquisition of the BBC's broadcast and tower infrastructure, we were awarded long-term contracts to provide the BBC and other broadcasters analog and digital transmission services. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC, as well as on various towers we acquired from wireless carriers or that we have constructed. We have nationwide broadcast and wireless coverage in the United Kingdom.

   Our primary business in Australia is the leasing of antenna space to wireless carriers. In March 2000, a subsidiary of ours, Crown Castle Australia Limited, or "CCAL", entered into an agreement to purchase approximately 700 towers in Australia from Cable & Wireless Optus for a total purchase price of approximately $135 million in cash (Australian $220 million). Upon completion of the Cable & Wireless Optus transaction, which we expect to close during the remainder of 2000, CCAL will own and operate a nationwide portfolio of approximately 700 towers in Australia covering over 90 percent of the Australian population.

   We believe our towers are attractive for use with a diverse range of wireless communications industries, including personal communications services, cellular, enhanced specialized mobile radio, specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasting. In the United States our major customers include GTE Wireless, Verizon, BellSouth Mobility, Powertel, Nextel, Sprint PCS, AT&T Wireless, Triton PCS, Tritel Communications and Motorola. In the United Kingdom our major customers include the BBC, Cellnet, Dolphin, NTL, ONdigital, One 2 One, Orange, Virgin Radio and Vodafone AirTouch. Our principal customer in Australia is Cable & Wireless Optus.

   We are continuing our ongoing construction program to enhance our tower portfolios. In 1999, we constructed over 900 towers. In 2000, we plan to construct approximately 1,170 towers, at an estimated aggregate cost of approximately $270 million, for lease to wireless carriers such as Verizon, BellSouth Mobility, GTE Wireless and Nextel. The actual number of towers built may vary depending on acquisition opportunities and potential build-to-suit contracts from large wireless carriers.

   On November 7, 1999 we entered into a formation agreement with GTE and certain of its affiliates to form a joint venture with GTE to own and operate up to 2,322 towers. These towers represent a significant majority of the towers in GTE's wireless network. The transaction will be completed in multiple closings. Pursuant to closings on January 31, 2000 and April 3, 2000, we have contributed approximately $703.5 million in cash and approximately 5.1 million shares of our common stock to the joint venture in exchange for 2,244 towers. We expect to close the remaining towers during the third quarter of 2000. The joint venture will also build and own the next 500 towers to be built for GTE's wireless communications business. GTE leases antenna space on the 2,244 towers transferred to the joint venture and will lease antenna space on the towers that the joint venture builds for GTE. In addition, GTE has the right to contribute certain additional towers, including towers acquired by GTE from Ameritech Corp., on terms substantially similar to the formation agreement. In April 2000, we agreed with GTE that the Ameritech towers would be contributed to the joint venture and the definitive agreement relating to such transaction is in the process of being negotiated. Consideration for these additional towers will be in the form of cash and additional ownership interests for GTE in the joint venture. We currently expect that approximately 470 towers acquired by GTE from Ameritech will be transferred to the joint venture.

   In March 2000, a subsidiary of ours entered into a credit agreement with a syndicate of banks which consists of two term loan facilities and a revolving line of credit aggregating $1.2 billion (the "2000 Credit Facility"). Available borrowings under the 2000 Credit Facility are generally to be used for the construction and purchase of towers, to partially finance the GTE Wireless transaction, to repay existing indebtedness and for general corporate purposes. Initial borrowings were used for the discharge of the then existing credit facility of such subsidiaries. The amount of available borrowings will generally be determined based upon the then current financial performance of the assets of those subsidiaries. Up to $25 million of borrowing availability under the 2000 Credit Facility can be used for letters of credit. On March 15, 2000, we used $83.4 million in borrowings under the 2000 Credit Facility to repay outstanding borrowings and accrued interest under our senior credit facility. Additional proceeds from approximately $317 million in borrowings were used in April 2000 to fund a portion of the purchase price of the GTE Wireless transaction and for general corporate purposes.

   On April 3, 2000, we borrowed $400.0 million under a term loan agreement with a group of investment banks. The net proceeds from this borrowing, which amounted to $395.9 million, were used to fund a portion of the cash contribution for the second closing of towers at the GTE joint venture in April 2000. The term loans mature on March 31, 2011 and must be prepaid from the net proceeds of equity or debt securities sold by us in the future.

   On May 10, 2000, France Telecom reached an agreement with the Office of Fair Trading in the United Kingdom to sell all of its interest in us and relinquish its governance rights in us. On May 17, 2000, we entered into a disposition agreement with France Telecom providing for a plan of disposition of France Telecom's interest in us. Under this plan, France Telecom agreed to sell shares of our common stock that will reduce its interests in us below 10% on a fully diluted basis, which we expect to occur through this offering. Upon completion of this offering, France Telecom will relinquish all governance rights with respect to our businesses.

   Under the disposition agreement, within 30 days after the closing of this offering France Telecom will be required to sell any remaining interest in us (17,713,536 shares of Common Stock, assuming conversion of all shares of Class A Common Stock and capital stock of CCUK) to one or more financial institutions. France Telecom expects to enter into a swap or similar agreement with such financial institutions pursuant to which France Telecom will continue to bear the economic risks and benefits associated with any disposition of the shares by the financial institutions. The financial institutions will be required to hold these shares for at least a one year period, except that the financial institutions may sell the shares (i) to certain permitted transferees or (ii) at any time after 90 days following the completion of this offering in the event of certain bankruptcy or liquidation events involving France Telecom. The financial institutions will be required to vote their shares on any matter submitted to our stockholders in the same proportion as the votes cast with respect to all other outstanding shares of our common stock. After one year, the financial institutions will be entitled to sell such shares and after two years, we will have the right to require the financial institutions to sell any remaining shares. We have agreed to provide piggyback and either demand or shelf registration of the shares to be purchased by the financial institutions.

   Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                                  THE OFFERING

 Common stock the selling stockholder is
  selling............................... 24,942,360 shares


 Common stock to be outstanding after the offering:
  Common Stock.......................... 165,476,944
  Class A Common Stock..................     270,036

                                         -----------
        Total........................... 165,746,980



 Use of Proceeds........................ We will not receive any proceeds from shares of common stock sold by the selling
                                         stockholder.

 Nasdaq National Market symbol..........  TWRS

                                  RISK FACTORS

   You should carefully consider the risks described below, as well as the other information included in this prospectus supplement, when evaluating an investment in our common stock.

Failure to Properly Manage Our Growth--If we are unable to successfully integrate acquired operations or manage our existing operations as we grow, our business will be adversely affected and we may not be able to continue our current business strategy.

   We cannot guarantee that we will be able to successfully integrate acquired businesses and assets into our business or implement our plans without delay. If we fail to do so it could have a material adverse effect on our financial condition and results of operations. We have grown significantly over the past two years through acquisitions, and such growth continues to be an important part of our business plan. The addition of over 8,500 towers to our operations through our recent and agreed-to transactions has and will continue to increase our current business considerably and adds operating complexities. Successful integration of these transactions will depend primarily on our ability to manage these combined operations and to integrate new management and employees with and into our existing operations. For the three months ended March 31, 2000, our net loss increased from $15.9 million to $33.6 million, an increase of 111%, as a result of our expanded business operations and the financing thereof, including a 130% increase in depreciation and amortization and a 270% increase in interest expense in the first quarter of 2000 as compared to the first quarter 1999. We expect that such net losses, at least in the near term, will continue to exceed those of comparable prior year periods, as a result of our growth and the financing thereof.

   Implementation of our acquisition strategy may impose significant strains on our management, operating systems and financial resources. We regularly evaluate potential acquisition and joint venture opportunities and are currently evaluating potential transactions that could involve substantial expenditures, possibly in the near term. If we fail to manage our growth or encounter unexpected difficulties during expansion it could have a material adverse effect on our financial condition and results of operations. The pursuit and integration of acquisitions and joint venture opportunities will require substantial attention from our senior management, which will limit the amount of time they are able to devote to our existing operations.

Substantial Level of Indebtedness--Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

   We have a substantial amount of indebtedness. The following chart sets forth certain important credit information and is presented as of March 31, 2000, both on an actual basis as well as on a pro forma basis giving effect to our recent borrowings under the term loans.

                                                         Actual    Pro Forma
                                                       ----------  ----------
                                                            (Dollars In
                                                            Thousands)
     Total indebtedness............................... $1,892,566  $2,292,566
     Redeemable preferred stock.......................    430,291     430,291
     Stockholders' equity.............................  1,596,412   1,596,412
     Debt and redeemable preferred stock to equity
      ratio...........................................       1.46x       1.71x

   In addition, our earnings for the quarter ended March 31, 2000 were insufficient to cover fixed charges by $30.5 million.

   As a result of our substantial indebtedness:

  . we could be more vulnerable to general adverse economic and industry conditions;

  . we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  . we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

  . we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

  . we will have a competitive disadvantage relative to other companies with less debt in our industry.

   We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends--If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations, including interest and principal payments, under our debt instruments.

   Crown Castle International Corp., or CCIC, is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries. CCIC conducts all its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness is distributions relating to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that the earnings and cash flow of CCIC's subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if we did determine to make a distribution in respect of the capital stock of CCIC's subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay or distribute such a dividend or funds, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, would permit such dividends, distributions or payments. Furthermore, the terms of our credit facilities place restrictions on our principal subsidiaries' ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. Moreover, CCIC's subsidiaries are permitted under the terms of their existing debt instruments to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. See "--Substantial Level of Indebtedness" and "--Ability to Service Debt".

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries' cash flow may lead to an acceleration of our indebtedness, including our notes. Currently, the instruments governing our subsidiaries' indebtedness do not allow sufficient funds to be distributed to CCIC to service its indebtedness.

   If CCIC is unable to refinance its subsidiary debt or renegotiate the terms of such debt, CCIC may not be able to meet its debt service requirements, including interest payments on our notes, in the future. Our 9% senior notes and our 9 1/2% senior notes require annual cash interest payments of approximately $16.2 million and $11.9 million, respectively. Prior to November 15, 2002, May 15, 2004 and August 1, 2004, the interest expense on our 10 5/8% discount notes, our 10 3/8% discount notes and our 11 1/4% discount notes, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 5/8% discount notes, the 10 3/8% discount notes and the 11 1/4% discount notes will require annual cash interest payments of approximately $26.7 million, $51.9 million and $29.3 million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in- kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividend or interest payments of approximately $47.8 million.

Restrictive Debt Covenants--The terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

   Currently we have debt instruments in place that restrict our ability to incur more indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. Our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of substantially all of our long-term indebtedness to be accelerated.

We Require Significant Capital to Fund Our Operations and Make Acquisitions--If we are unable to raise capital in the future, we will be unable to achieve our currently contemplated business strategy and may not be able to fund our operations.

   We will require substantial capital (1) as we increase the number of towers we own and manage by partnering with wireless carriers, by pursuing opportunities to build new towers, or build-to-suit opportunities, for wireless carriers and by pursuing other tower acquisition opportunities and (2) to acquire existing transmission networks globally as opportunities arise. If we are unable to raise capital when our needs arise, we will be unable to pursue our current business strategy and may not be able to fund our operations.

   To fund the execution of our business strategy, including the agreed to transactions described in this document and the construction of new towers that we have agreed to build, we expect to use the remaining net proceeds of our prior offerings and borrowings available under our credit facilities. We will have additional cash needs to fund our operations and acquisitions in the future, including some of the agreed to transactions. We may also have additional cash needs in the near term if additional tower acquisitions or build-to-suit opportunities arise. Some of the opportunities that we are currently pursuing could require significant additional capital. If we do not otherwise have cash available, or borrowings under our credit facilities have otherwise been utilized, when our cash need arises, we would be forced to seek additional debt or equity financing or to forego the opportunity. In the event we determine to seek additional debt or equity financing, there can be no assurance that any such financing will be available, on commercially acceptable terms or at all, or permitted by the terms of our existing indebtedness.

We May Not Be Able To Construct Or Acquire New Towers At The Pace And In The Locations That We Desire--If we are unable to do so, we may not be able to satisfy our current agreements to build new towers and we may have difficulty finding tenants to lease space on our new towers.

   Our growth strategy depends in part on our ability to construct and operate towers in conjunction with expansion by wireless carriers. If we are unable to build new towers when wireless carriers require them, or we are unable to build new towers where we believe the best opportunity to add tenants exists, we could fail to meet our contractual obligations under build-to-suit agreements, and we could lose opportunities to lease space on our towers.

   Currently, we have over 130 towers under construction. During the fiscal quarter ended March 31, 2000, we completed construction of 308 towers. We currently have plans to commence construction on approximately 730 additional towers during the remainder of fiscal 2000. Our ability to construct these new towers could be affected by a number of factors beyond our control, including:

  . zoning and local permitting requirements and national regulatory approvals;

  . availability of construction equipment and skilled construction personnel; and

  .  bad weather conditions.

   In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. You should consider that:

  . the barriers to new construction may prevent us from building towers where we want;

  . we may not be able to complete the number of towers planned for construction in accordance with the requirements of our customers; and

  . we cannot guarantee that there will be a significant need for the construction of new towers once the wireless carriers complete their tower networks.

   All of the above factors could affect both our domestic and international operations. In addition, competition laws could prevent us from acquiring or constructing towers or tower networks in certain geographical areas.

Our Business Depends on the Demand for Wireless Communications--We will be adversely affected by any slowdown in the growth of, or reduction in demand for, wireless communications.

   Demand for our site rentals depends on demand for communication sites from wireless carriers, which, in turn, depends on the demand for wireless services. The demand for our sites depends on many factors which we cannot control, including:

  .  the level of demand for wireless services generally;

  .  the financial condition and access to capital of wireless carriers;

  . the strategy of carriers relating to owning or leasing communication sites;

  .  changes in telecommunications regulations; and

  .  general economic conditions.

   A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. Moreover, wireless carriers often operate with substantial indebtedness, and financial problems for our customers could result in accounts receivable going uncollected, the loss of a customer (and associated lease revenue), or a reduced ability of these customers to finance expansion activities. Finally, advances in technology, such as the development of new satellite and antenna systems, could reduce the need for land-based, or terrestrial, transmission networks. The occurrence of any of these factors could have a material adverse effect on our financial condition and results of operations.

Variability In Demand For Network Services May Reduce The Predictability Of Our Results--Our network services business has historically experienced significant volatility in demand. As a result, the operating results of our network services business for any particular period may vary significantly and should not be considered as necessarily being indicative of longer-term results.

   Demand for our network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including:

  .  the timing of customers' capital expenditures;

  .  annual budgetary considerations of customers;

  .  the rate and volume of wireless carriers' tower build-outs;

  .  timing of existing customer contracts; and

  .  general economic conditions.

   While demand for our network services fluctuates, we must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Furthermore, as wireless carriers complete their build-outs, the need for the construction of new towers and the demand for our network services could decrease significantly and could result in fluctuations and, possibly, significant declines in our operating performance.

We Operate Our Business In An Increasingly Competitive Industry And Many Of Our Competitors Have Significantly More Resources--As a result of this competition, we may find it more difficult to achieve favorable lease rates on our towers and we may be forced to pay more for future tower acquisitions.

   We face competition for site rental customers from various sources, including:

  .  other large independent tower owners;

  . wireless carriers that own and operate their own towers and lease antenna space to other carriers;

  . site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and

  .  traditional local independent tower operators.

   Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than we have. Competition for tenants on towers could adversely affect lease rates and service income.

   In addition, competition for the acquisition of towers is keen, and we expect it to continue to grow. We not only compete against other independent tower owners and operators, but also against wireless carriers, broadcasters and site developers. As competition consolidates, we may be faced with fewer acquisition opportunities, as well as higher acquisition prices. While we regularly explore acquisition opportunities, we cannot guarantee that we will be able to identify suitable towers to acquire in the future.

A Substantial Portion Of Our Revenues Is Dependent Upon Agreements With the BBC, NTL, Verizon, BellSouth Mobility, BellSouth DCS, GTE Wireless And Powertel

   If we were to lose our contracts with the BBC or our site sharing agreement with NTL, we would likely lose a substantial portion of our revenues. The BBC accounted for approximately 28% and 20% of our revenues for the twelve-month period ended December 31, 1999 and the fiscal quarter ended March 31, 2000, respectively.

   Our broadcast business is substantially dependent on our contracts with the BBC. We cannot guarantee that the BBC will renew our contracts or that they will not attempt to negotiate terms that are not as favorable to us as those in place now. If we were to lose these BBC contracts, our business, results of operations and financial condition would be materially adversely affected. The initial term of our analog transmission contract with the BBC will expire on March 31, 2007, and our digital transmission contract with the BBC expires on October 31, 2010. In addition, our digital transmission contract with the BBC may be terminated by the BBC after five years if the BBC's board of governors does not believe that digital television in the United Kingdom has enough viewers.

   A substantial portion of our U.K. broadcast transmission operations is conducted using sites owned by National Transmission Limited, or NTL, our major competitor in the United Kingdom. NTL also utilizes our sites for their broadcast operations. This site sharing arrangement with NTL may be terminated with five years' notice by either us or NTL, and may be terminated sooner upon a continuing breach of the agreement. The agreement is set to expire on December 31, 2005. We cannot guarantee that this agreement will not be terminated, which could have a material adverse effect on our business, results of operations and financial condition.

   In addition, a substantial portion of our revenues are received from a few major wireless carriers, particularly carriers that have transferred their tower assets to us. We cannot guaranty that the lease or management agreements with such carriers will not be terminated or that these carriers will renew such agreements.

Extensive Regulations Which Could Change At Any Time And With Which We Could Fail To Comply Regulate Our Business--If we fail to comply with applicable regulations, we could be fined or even lose our right to conduct some of our business.

   A variety of foreign, federal, state and local regulations apply to our business. Failure to comply with applicable requirements may lead to civil penalties or require us to assume costly indemnification obligations or breach contractual provisions. We cannot guarantee that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

   Since we signed our analog transmission contact with the BBC, the BBC has increased its service requirements to include 24-hour broadcasting on our transmission network for the BBC's two national television services and a requirement for us to add a number of additional analogue stations and service enhancements to existing analogue stations. The BBC has agreed to increases of approximately (Pounds)1,320,000 (approximately $2,101,704) per year in the charges payable by the BBC to us for these service enhancements. These additional charges may require a revision amendment to that part of CCUK's transmission telecommunications license dealing with price regulation of analogue broadcasting services to the BBC. We are in discussions with the BBC and OFTEL, the relevant regulatory authority in the United Kingdom, as to the most appropriate way to clarify the license regulatory provisions to take into account these agreed additional payments. There can be no assurance that such clarification will be achieved as a result of these discussions with OFTEL.

If we fail to complete any or all of the agreed-to transactions described in this prospectus supplement, we will not recognize all of the benefits of such transactions.

   If one or more of the agreed-to transactions we describe in this prospectus supplement is not fully completed or is completed on significantly different terms than those currently contemplated, it could substantially affect the implementation of our business strategy. If we fail to close these transactions, our ability to offer tower clusters in many major U.S. markets will be impaired. As a result, our future site rental revenue would be adversely affected. The agreements relating to these agreed to transactions contain many conditions that must be satisfied before we can close such agreed to transactions. In addition, each of the agreements relating to these agreed to transactions includes provisions that could result in our purchasing fewer towers at closing.

Emissions from our Antennas May Create Health Risks--We could suffer from future claims if the radio frequency emissions from equipment on our towers is demonstrated to cause negative health effects.

   The government imposes requirements and other guidelines on our towers relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. We cannot guarantee that claims relating to radio frequency emissions will not arise in the future.

Our International Operations Expose Us to Changes in Foreign Currency Exchange Rates--If we fail to properly match or hedge the currencies in which we conduct business, we could suffer losses as a result of changes in currency exchange rates.

   We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. We also intend to expand our international operations in the future. For the quarter ended March 31, 2000, approximately 44.4% of our consolidated revenues originated outside the United States, all of which were denominated in currencies other than U.S.
dollars, principally pounds sterling. We have not historically engaged in significant hedging activities relating to our non-U.S. dollar operations, and we could suffer future losses as a result of changes in currency exchange rates.

We Are Heavily Dependent on Our Senior Management--If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

   Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals as employees, including our chief executive officer and our president. We cannot guarantee that we will be successful in retaining the services of these, or other key personnel. None of our executives have signed noncompetition agreements. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Anti-Takeover Provisions in Our Certificate of Incorporation Could Have Effects That Conflict with the Interests of Our Stockholders--Certain provisions of our certificate of incorporation, by-laws and operative agreements could make it more difficult for a third party to acquire control of us even if such a change in control would be beneficial to you.

   We have a number of anti-takeover devices in place that will hinder takeover attempts and could reduce the market value of our common stock. Our anti-takeover provisions include:

  .  a staggered board of directors;

  . the authority of the board of directors to issue preferred stock without approval of the holders of common stock; and

  . advance notice requirements for director nominations and actions to be taken at annual meetings.

   In addition, our by-laws permit special meetings of the stockholders to be called only upon the request of a majority of the board of directors, and deny stockholders the ability to call such meetings. In addition, our BBC contracts may be terminated upon the occurrence of certain change of control events described in such contracts. Such provisions, as well as the provisions of
Section 203 of the Delaware General Corporation Law, could impede a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. See "Description of Capital Stock" in the attached prospectus.

Shares Eligible For Future Sale--Sales of a substantial number of shares of common stock after the equity offering could adversely affect the market price of the common stock.

   Future sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock. Upon completion of the equity offering, we will have 165,746,980 shares of common stock outstanding. In addition, we have reserved for issuance 19,863,724 shares of common stock upon exercise of outstanding stock options and 1,835,990 shares of common stock upon exercise of outstanding warrants and 17,443,500 shares of common stock for the conversion of the outstanding shares of CCUK. The 24,942,360 shares sold in the offering will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act.

   Under its disposition agreement, France Telecom will be required to sell its remaining interest in us (17,713,536 shares of Common Stock, assuming conversion of all shares of Class A Common Stock and capital stock of CCUK) to one or more financial institutions. Prior to the expiration of a one-year lockup period, the financial institutions will be permitted to sell these shares at any time after 90 days following the completion of this offering, in the event of certain bankruptcy or liquidation events involving France Telecom.

This Prospectus Supplement Includes Forward-Looking Statements--If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

   This prospectus supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this document, including, without limitation, the statements under "Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Background" and "Business" and located elsewhere in this prospectus supplement regarding industry prospects, our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this document. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

                                USE OF PROCEEDS

   The sale of our common stock in this offering by the selling stockholder will be for its own account and we will not receive any of the proceeds from the sale.

                          PRICE RANGE OF COMMON STOCK

   The Common Stock was initially offered to the public on August 18, 1998 at a price of $13.00 per share. The Common Stock is listed and traded on The Nasdaq Stock Market's National Market(SM) under the symbol "TWRS". The following table sets forth for the calendar periods indicated the high and low sales prices per share of the Common Stock as reported by Nasdaq.

                                                                   High   Low
                                                                  ------ ------
    1998:
      Third Quarter.............................................. $13.25 $ 6.69
      Fourth Quarter.............................................  23.50   6.00
    1999:
      First Quarter.............................................. $23.50 $16.63
      Second Quarter.............................................  21.50  16.38
      Third Quarter..............................................  25.50  14.69
      Fourth Quarter.............................................  33.50  15.44
    2000:
      First Quarter.............................................. $44.75 $28.19
      Second Quarter (through June 2, 2000)......................  40.38  23.06

   On June 2, 2000, the last reported sale price of the Common Stock as reported by Nasdaq was $30.75. As of June 2, 2000, there were approximately 497 holders of record of the Common Stock.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. It is our current policy to retain earnings to finance the expansion of our operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including:

  .  our earnings;

  .  our operations;

  .  our capital requirements;

  .  our financial condition; and

  .  other factors deemed relevant by our board of directors.

   In addition, our ability to pay dividends is limited by the terms of our debt instruments and the terms of the certificate of designations in respect of our exchangeable preferred stock.

                              SELLING STOCKHOLDER

                                      Shares Beneficially   Number
                                          Owned as of     of Shares  Owned After
 Selling Stockholder                    March 31, 2000    to be Sold  Offering
 -------------------                  ------------------- ---------- -----------
France Telecom (1)...................     42,655,896      24,942,360 17,713,536

- --------
(1) France Telecom's interest in CCIC is held by Transmission Future Networks B.V. (TFN), an affiliate of TeleDiffusion de France International S.A.
     (TdF) which is a subsidiary of France Telecom. The number of shares beneficially owned as of March 31, 2000 includes (i) 11,340,000 shares of Common Stock issuable upon conversion of the outstanding Class A Common Stock into shares of Common Stock and (ii) 17,443,500 shares of Common Stock which are issuable in exchange for a number of shares of capital stock of CCUK currently held by TdF. The principal business address of TFN is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France. The principal business address for the France Telecom is 6 Place d'Alleray, 75505 Paris Cedex 15, France.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                        Number
       Name                                                            of shares
       ----                                                           ----------
   Salomon Smith Barney Inc.......................................... 14,971,180
   Goldman, Sachs & Co............................................... 14,971,180
                                                                      ----------
     Total........................................................... 29,942,360

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

   CCIC and certain of its officers have agreed that, for a period of 90 days from the date of this prospectus supplement they will not, without the prior written consent of Salomon Smith Barney Inc. or Goldman, Sachs & Co., dispose of or hedge any shares of common stock of CCIC, or any securities convertible into or exchangeable for common stock except (1) in lieu of cash dividends on preferred stock of CCIC issued and outstanding on the date of this prospectus supplement, (2) pursuant to joint venture, tower acquisition or similar agreements existing as of the date of this prospectus supplement and (3) in connection with acquisition transactions to transferees that agree to be bound by the transfer restrictions set forth herein for the remainder of such 90-day period. Salomon Smith Barney Inc. or Goldman, Sachs & Co., in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   The selling stockholder has agreed that, for a period of 365 days from the date of this prospectus supplement, it will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of common stock of CCIC or any securities convertible into or exchangeable for common stock, except as required pursuant to the disposition agreement described in this prospectus supplement under the section "The Company." Salomon Smith Barney Inc., in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   The common stock is quoted on the Nasdaq National Market under the symbol "TWRS".

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by the selling stockholder in connection with this offering.

     Per share...................................................        $0.7125
     Total....................................................... $17,771,431.50

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over- allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   The underwriters have performed certain investment banking and advisory services for CCIC and the selling stockholder from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for CCIC and the selling stockholder in the ordinary course of their business.

   CCIC and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Allen & Overy, New York, New York has acted as counsel for the selling stockholder. Latham & Watkins, New York, New York, has acted as counsel for the underwriters.

PROSPECTUS

                        CROWN CASTLE INTERNATIONAL CORP.

   From time to time, we may sell any of the following securities:

    --PREFERRED STOCK

    --COMMON STOCK

   We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

   Our common stock is traded over-the-counter on The Nasdaq Stock Market's National Market under the trading symbol "TWRS." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

   In addition, up to 24,942,360 shares of common stock being registered may be offered by France Telecom S.A. and its affiliates, which we refer to as "FT", as selling stockholder. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

   The securities may be sold directly by us or, in case of the common stock, may be sold by the selling stockholder, to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement. We would not receive any of the proceeds from the sale of common stock by the selling stockholder.

   This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               The date of this prospectus is June 1, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   1
WHERE YOU CAN FIND MORE INFORMATION........................................   1
INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................   1
FORWARD-LOOKING STATEMENTS.................................................   2
THE COMPANY................................................................   3
USE OF PROCEEDS............................................................   4
DESCRIPTION OF CAPITAL STOCK...............................................   5
SELLING STOCKHOLDER........................................................  14
PLAN OF DISTRIBUTION.......................................................  15
VALIDITY OF SECURITIES.....................................................  16
EXPERTS....................................................................  16

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $216,800,000. In addition, under this shelf process, the selling stockholder also may sell up to 24,942,360 shares of our common stock in one or more offerings.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

     Public Reference Room        New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
           Room 1024                     Suite 1300               500 West Madison Street
    Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                               Chicago, Illinois 60661-2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to "incorporate by reference" the information we file with them, which means:

  --incorporated documents are considered part of this prospectus;

  --we can disclose important information to you by referring you to those documents; and

  --information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

  (1) Our Annual Report on Form 10-K for the year ended on December 31, 1999.

  (2) Our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2000.

  (3) Our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed on April 24, 2000.

  (4) The description of our common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-74553), filed on March 16, 1999.

  (5) Our Current Report on Form 8-K dated May 18, 2000.

  (6) Our Current Report on Form 8-K dated May 18, 2000.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we and the selling stockholder sell all of the securities offered by this prospectus:

  --Reports filed under Section 13(a) and (c) of the Exchange Act;

  --Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

  --Any reports filed under Section 15(d) of the Exchange Act.

   You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                               Houston, TX 77057
                Attention: Kathy Broussard, Corporate Secretary
                           Telephone: (713) 570-3100

   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

  .  the success or failure of our efforts to implement our business strategy

  . the other factors discussed below under the heading "Risk Factors" and elsewhere in this prospectus

   We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                  THE COMPANY

   We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast transmission companies. As of April 30, 2000, we owned, leased or managed 10,392 towers, including 8,195 towers in the United States and Puerto Rico and 2,197 towers in the United Kingdom. We have entered into agreements, which, when completed, will provide us with over 900 additional towers in the United States in 2000. In addition, we have recently entered into an agreement which provides us with a tower portfolio of approximately 705 towers in Australia. Our customers currently include many of the world's major wireless communications and broadcast companies, including Bell Atlantic Mobile, BellSouth, AT&T Wireless, Nextel, Metricom and the British Broadcasting Corporation.

   Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership and management of existing towers and other wireless and transmission infrastructure and to build and operate new towers and wireless and transmission networks and infrastructure created by:

  . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers and wireless infrastructure created by new entrants into the wireless communications industry;

  .  the privatization of state-run broadcast transmission networks; and

  . the introduction of new digital broadcast transmission technology and wireless technologies.

   Our main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating analog and digital broadcast transmission networks and wireless networks. We also provide related services to our customers, including network design, radio frequency engineering, site acquisition, site development and construction, antenna installation and network management and maintenance. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for tower acquisitions, management and construction along with wireless and transmission network management.

   Our primary business in the United States is the leasing of antenna space to wireless carriers. We believe that by owning and managing large tower clusters we are able to offer customers the ability to fulfill rapidly and efficiently their network expansion plans across particular markets or regions. Our acquisition strategy has been focused on adding tower clusters to our tower portfolio. As of April 30, 2000, we had tower clusters in 34 of the 50 largest U.S. metropolitan areas, and 68 of the 100 largest U.S. metropolitan areas.

   Our primary business in the United Kingdom is the operation of television and radio broadcast transmission networks. Following the 1997 acquisition of the BBC's broadcast and tower infrastructure, we were awarded long-term contracts to provide the BBC and other broadcasters analog and digital transmission services. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers along with towers we have constructed. We have nationwide broadcast and wireless coverage in the United Kingdom.

   Our primary business in Australia is expected to be the leasing of antenna space to wireless carriers. In March 2000, Crown Castle Australia Limited, a 66.7% owned subsidiary, entered into an agreement to purchase approximately 700 towers in Australia from Cable & Wireless Optus for at total purchase price of approximately $135 million in cash (Australian $220 million). On April 3, 2000, the first closing with respect to the Optus transaction took place, with Crown Castle Australia paying approximately $95.7 million

(Australian $155.5 million) to Optus in exchange for the transfer or economic benefit of all of the towers. We expect that the remaining portion of the purchase price will be paid, at which point we will own the towers in respect of which we previously had only an economic interest, in the second quarter of 2000. Upon completion of the Cable & Wireless Optus transaction, Crown Castle Australia will own and operate a nationwide portfolio of approximately 700 towers in Australia covering over 90 percent of the population.

   We believe our towers are attractive to a diverse range of wireless communications industries, including personal communications services, cellular, enhanced specialized mobil radio, specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasting. In the United States our major customers include AT&T Wireless, Aerial, Bell Atlantic Mobile, BellSouth, Motorola, Nextel, PageNet, Metrocom and Sprint PCS. In the United Kingdom our major customers include the BBC, Cellnet, Dolphin, NTL, ONdigital, One2One, Orange, Virgin Radio and Vodafone AirTouch.

   We are continuing our ongoing construction program to enhance our tower portfolios. In 1999, we constructed over 900 towers. In 2000, we plan to construct approximately 1,170 towers at an estimated aggregate cost of $270 million for lease to wireless carriers such as Bell Atlantic Mobile, BellSouth, GTE Wireless and Nextel. The actual number of towers built may be outside that range depending on acquisition opportunities and potential "build-to-suit" contracts from large wireless carriers.

   Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                                USE OF PROCEEDS

   We will use the net proceeds from our sale of the securities for our general corporate purposes, which may include repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

   We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, 90,000,000 shares of Class A common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of May 1, 2000 there were 154,326,984 shares of common stock outstanding, 11,340,000 shares of Class A common stock outstanding, 233,973 shares of 12 3/4% Senior Exchangeable Preferred Stock due 2010 outstanding and 200,000 shares of 8 1/4% Cumulative Convertible Redeemable Preferred Stock due 2012 outstanding.

Common Stock

 Voting Rights

   Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law.

 Dividends and Liquidation Rights

   Each share of common stock is entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to approval of certain holders of preferred stock. In the event of our dissolution, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

 Other Provisions

   There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Class A Common Stock

 Voting Rights

   Each share of Class A common stock is entitled to one vote for each such share on all matters presented to the stockholders, except the election of directors. The holders of the shares of Class A common stock vote, except as provided under the Delaware General Corporation Law, together with the holders of the common stock and any other class or series of our stock accorded such general voting rights, as a single class.

   Transmission Future Networks B.V., a subsidiary of France Telecom, currently has the right to elect two directors to our board of directors; however, if FT's ownership interest in us falls below 10%, so long as FT's ownership interest is at least 5%, holders of Class A common stock voting as a separate class have the right to elect one director.

   The holders of Class A common stock, subject to limitations, have a veto over certain significant corporate actions we may take.

 Convertibility

   Each share of Class A common stock is convertible, at the option of its record holder, into one share of common stock at any time.

   In the event of any transfer of any share of Class A common stock to any person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act) of the transferor, such share of Class A common stock automatically converts, without any further action, into one share of common stock. However, a holder of shares of Class A common stock may pledge its shares to a lender under a bona fide pledge of such shares of Class A common stock as collateral security for any indebtedness or other obligation of any person due to the pledgee or its nominee.

   Further, each share of Class A common stock automatically converts into one share of common stock on the first date on which the ownership interest of FT in us is less than 5%.

 Dividends and Liquidation Rights

   Holders of shares of Class A common stock are entitled to the same dividends and liquidation rights as holders of shares of common stock.

 Other Provisions

   Under the governance agreement, so long as TdF remains qualified under the governance agreement, TdF has anti-dilutive rights in connection with maintaining a certain percentage of voting power in us and, accordingly, we may not, subject to certain exceptions relating primarily to compensation of directors and employees, issue, sell or transfer additional securities, unless TdF is offered the right to purchase, at the same price, an amount such that it would maintain such percentage of voting power in us.

Preferred Stock

   Under our certificate of incorporation, we may issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors after honoring any rights TdF may have under the governance agreement, has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

12 3/4% Exchangeable Preferred Stock due 2010

   Each share of exchangeable preferred stock has a liquidation preference of $1,000 per share and is exchangeable, at our option, in whole but not in part, for our exchange debentures.

 Voting Rights

   The shares of exchangeable preferred stock have no voting rights, except as required by law and as specified in the certificate of designations. If we fail to meet our obligations under the certificate of designations, the holders of the exchangeable preferred stock will be entitled to elect two additional members to the board of directors.

 Dividends

   Dividends are paid on each March 15, June 15, September 15 and December 15, at an annual fixed rate of 12 3/4%. On or before December 15, 2003, we have the option to pay dividends in cash or in additional fully paid and non-assessable shares of exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2003, dividends will be paid only in cash.

 Mandatory Redemption

   We are required to redeem all of the shares of exchangeable preferred stock outstanding on December 15, 2010 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

 Optional Redemption

   On or after December 15, 2003, we may redeem some or all of the shares of exchangeable preferred stock at any time at certain specified redemption prices. In addition, before December 15, 2001, we may redeem up to 35% of the exchangeable preferred stock with the proceeds of public equity offerings or strategic equity investments at a redemption price equal to 112.750% of the liquidation preference of the exchangeable preferred stock, together with accumulated and unpaid dividends.

 Change of Control

   If we experience specific kinds of changes in control, we will be required to make an offer to purchase any and all shares of exchangeable preferred stock at a purchase price of 101% of the liquidation preference of such shares together with all accumulated and unpaid dividends.

 Certain Covenants

   We issued the exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to borrow money; pay dividends on stock or purchase capital stock; make investments and sell assets or merge with or into other companies.

 Ranking

   The exchangeable preferred stock ranks (1) senior to all our other classes of capital stock established after the issue date of the exchangeable preferred stock that do not expressly provide that they rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution and (2) on par with any class of capital stock established after the date of issuance of the exchangeable preferred stock the terms of which provide that such class or series will rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution.

8 1/4% Cumulative Convertible Redeemable Preferred Stock

   On November 19, 1999, we privately placed 200,000 shares of series A convertible preferred stock with a wholly owned subsidiary of GE Capital ("GE"). Each share of series A convertible preferred stock automatically converts into one share of series B convertible preferred stock upon a sale or other transfer of such share to a party other than an affiliate of GE. Each share of convertible preferred stock has a liquidation preference of $1,000 and is convertible, at the option of the holder, in whole or in part, into shares of our common stock.

 Voting Rights

   Holders of series A convertible preferred stock are entitled to vote on all matters voted on by holders of common stock, voting together as a single class with the other holders of common stock, on all matters submitted for a shareholder vote. Each share of series A convertible preferred stock has voting rights equal to the number of votes that could be cast by the holder of the number of shares of common stock into which each share of series A convertible preferred stock is convertible on the record date of such vote.

   The shares of series B convertible preferred stock have no voting rights, except as required by law and as specified in the certificate of designations if certain events occur or fail to occur.

 Convertibility

   The shares of convertible preferred stock are convertible, at the option of the holder, into shares of our common stock at a conversion price of $26.875 per share of common stock.

 Dividends

   Dividends are paid on each March 15, June 15, September 15 and December 15, at an annual fixed rate of 8 1/4%. Dividends on the convertible preferred stock can be paid at our option in cash, common stock or any combination of cash and common stock. Holders of the 8 1/4% convertible preferred stock will also be eligible to receive additional dividends up to an amount of $1,000,000 per year, if certain events occur or fail to occur.

 Mandatory Redemption

   We are required to redeem all of the shares of convertible preferred stock outstanding on March 31, 2012 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

 Optional Redemption

   On or after October 1, 2002, we may redeem some or all of the shares of convertible preferred stock at any time at certain specified redemption prices.

 Change of Control

   Upon the occurrence of specified change of control events, the holders of the convertible preferred stock, if the current market price of our common stock as of the date of such change of control is less than the conversion price, have a one time option, exercisable at any time within ninety days following such change of control event, to convert all of their outstanding shares of convertible preferred stock into shares of our common stock at an adjusted conversion price per share equal to the greater of (1) the last reported sale price for one share of common stock in an arm's length transaction as of the date of such change of control and (2) $12.96. We may, at our option and in lieu of issuing the shares of common stock issuable upon a change of control event as described above, make a cash payment to holders of convertible preferred stock equal to the current market price of such common stock otherwise issuable.

 Certain Covenants

   We issued the exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to pay dividends on stock or sell assets or merge with or into other companies.

 Ranking

   The convertible preferred stock, with respect to dividends and distributions upon our liquidation, dissolution or winding-up, ranks (1) senior to our common stock and all other classes of our capital stock authorized and issued after the issue date of the convertible preferred stock that do not expressly state that they rank on par with or senior to the convertible preferred stock with respect to dividends and distributions upon our liquidation, dissolution or winding-up,
(2) on par with all other classes of our capital stock authorized and issued after the issue date of the convertible preferred stock that expressly provide that such class or series will rank on par with the convertible preferred stock with respect to dividends and distributions upon our liquidation, dissolution or winding-up, and (3) junior to (A) the senior exchangeable preferred stock, (B) up to an aggregate of $200.0 million in any class of capital stock authorized and issued after the issue date of the convertible preferred stock to replace the senior exchangeable preferred stock and (C) up to an aggregate of $400.0 million in any other class of senior stock authorized and issued after the issue date of the convertible preferred stock.

Senior Preferred Warrants

   In connection with the offering of a series of senior convertible preferred stock in August 1997 and October 1997, we issued warrants to purchase an aggregate of 1,314,990 shares of common stock, of which 835,990 remained outstanding as of May 1, 2000, at an exercise price of $7.50 per share. In connection with the offering of the cumulative convertible preferred stock in November 1999, we issued warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $26.875 per share.

Certificate of Incorporation and By-laws

   Stockholders' rights and related matters are governed by the Delaware General Corporation Law, and our certificate of incorporation and the by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

 Classified Board of Directors and Related Provisions

   Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock or holders of the Class A common stock, initially are divided into three classes of directors, consisting of three, three and four directors. One class of directors, initially consisting of three directors, was elected for a term expiring at the annual meeting of stockholders to be held on May 24, 2000, another class initially consisting of four directors was elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class initially consisting of four directors was elected for a term expiring at the annual meeting of stockholders in 2002. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock, which shares of capital stock include the shares of Class A common stock and shares of our 8 1/4% cummulative convertible redeemable preferred stock.

 No Stockholder Action by Written Consent; Special Meeting

   The certificate of incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, except relating to holders of Class A common stock on matters on which they are entitled to vote and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our secretary at the direction of our board of directors under a resolution adopted by the board.

   These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

 Advance Notice Requirements for Stockholder Proposals and Director Nominations

   Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year's annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year's annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

   By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors' position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

 Dilution

   Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or of any other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

     (1) acquire a significant portion of our outstanding securities;

     (2) engage in any transaction which might result in a change of control of the corporation; or

     (3) enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

 Amendments

   Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

   Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board; but the board may alter, amend or repeal or adopt new by-laws in conflict with some of these provisions by a two-thirds vote of the entire board.

Rights Plan

 Rights

   Our board of directors has declared a dividend of one right for each outstanding share of common stock and each outstanding share of Class A common stock. Rights have been issued in connection with each outstanding share of common stock and Class A common stock; and rights will be issued in connection with common stock and Class A common stock issued subsequently until the distribution date, and, in certain circumstances, for common stock and Class A common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock at a price of $110.00 per one one-thousandth of a share, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a rights agreement between us and the rights agent named therein. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as our stockholder, including the right to vote or to receive dividends.

 Distribution Date

   Under the rights agreement, the "distribution date" is the earlier of:

     (1) such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an "acquiring person"), subject to the exceptions relating to FT, Bell South, Bell Atlantic, GTE and Berkshire Fund IV Investment Corp., Berkshire Investors LLC and Berkshire Partners LLC (collectively, the "Berkshire group"), unless provisions preventing accidental triggering of the distribution of the rights apply, and

     (2) the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

   Neither FT nor any of its affiliates will otherwise be considered an acquiring person if:

     (a) during the first five years following the adoption of the rights agreement, FT's aggregate ownership interest does not exceed 25%, or 30% if the board so elects, of the outstanding voting securities or

     (b) thereafter, FT's aggregate ownership interest does not exceed the lesser of:

       (1) 25% or 30%, as applicable, of the voting securities then outstanding and

       (2) the greater of aggregate interest as of the fifth anniversary of the rights agreement and 15% of the then outstanding voting securities.

   Each member of the Berkshire group will not otherwise be deemed an acquiring person if the aggregate ownership interest of the Berkshire group does not exceed the greater of:

     (a) the aggregate ownership interest of the Berkshire group upon the execution of the rights agreement, reduced by an amount equal to any disposition of voting securities following the date the rights agreement is executed and

     (b) 15% of the outstanding voting securities.

 Triggering Event and Effect of Triggering Event

   When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of one one-thousandths of a preferred share equivalent to the number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

   If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in some cases, book value of twice the purchase price. If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is not a publicly traded entity, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or affiliate or associate of an acquiring person that is not a publicly traded entity, each right will entitle its holder to purchase for the purchase price, at such holder's option:

     (1) that number of shares of the surviving corporation, which could be us, in the transaction with such entity, which at the time of the transaction would have a book value of twice the purchase price,

     (2) that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the purchase price or

     (3) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

   Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

 Redemption

   At any time prior to the earlier of (1) such time as a person or group becomes an acquiring person and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price, in cash or common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one-half of the securities that would be issuable at such time upon exercise of one right under the terms of the rights agreement.

 Amendment

   At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person, the time during which the rights may be redeemed or the terms of the preferred shares, except that no supplement or amendment shall be made which reduces the redemption price other than under certain adjustments therein.

 Certain Effects of the Rights Plan

   The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

     (1) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

     (2) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

     (3) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

   A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the Delaware General Corporation Law. We are subject to the restrictions imposed by
Section 203.

   Under certain circumstances, Section 203 makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitations of Directors' Liability

   Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

     (1) for any breach of the director's duty of loyalty to us or our stockholders,

     (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) under Section 174 of the Delaware General Corporation Law, or

     (4) for any transaction from which the director derived an improper personal benefit.

   The effect of these provisions will be to eliminate our rights and the rights of our stockholders (through stockholders' derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

Transfer Agent

   The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                              SELLING STOCKHOLDER

   The selling stockholder is France Telecom and its affiliates. As of May 18, 2000, FT owns 25,212,396 shares of our common stock, including 11,340,000 shares of Class A Common Stock. FT also owns 17,443,500 shares of capital stock of CCUK, exchangeable into the equivalent number of shares of CCIC Class A Common Stock (which is convertible into 17,443,500 shares of Common Stock). The prospectus supplement for any offering of the common stock by the selling stockholder will include the following information:

  --the number of shares then held by the selling stockholder;

  --the percentage of the common stock then held by the selling stockholder;
   and

  --the number of shares of the common stock offered by the selling stockholder.

                              PLAN OF DISTRIBUTION

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

   Our company and the selling stockholder may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The selling stockholder may also distribute securities through one or more special purpose trusts, which will enter into forward purchase arrangements with the selling stockholder and distribute their own securities. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates and the number of shares of common stock to be sold by the selling stockholder, the name or names of any underwriters or agents with whom we or the selling stockholder, or both, have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we or the selling stockholder will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

   If so indicated in the applicable prospectus supplement, we or the selling stockholder, or both, will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us or the selling stockholder or both, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

  --commercial and savings banks;

  --insurance companies;

  --pension funds;

  --investment companies;

  --educational and charitable institutions.

In all cases, such institutions must be approved by us or the selling stockholder, or both. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   The selling stockholder, or any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

   Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

   Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on The Nasdaq Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York and for the underwriters or agents, if any, by Latham & Watkins, New York, New York.

                                    EXPERTS

   Our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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                               24,942,360 Shares

                        Crown Castle International Corp.

                                  Common Stock



                      [LOGO OF CROWN CASTLE INTERNATIONAL]

                                   --------

                             PROSPECTUS SUPPLEMENT

                                  June 5, 2000

                                   --------

                              Salomon Smith Barney

                              Goldman, Sachs & Co.

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